State of Delaware
Secretary of State
Division of Corporations
Delivered 05:05 PM 05/20/2010
FILED 05:45 PM 05/20/2010
SRV 100545268 - 4293373 FILE

CERTIFICATE OF AMENDMENT

OF

BG LAKE ROAD HOLDINGS LP, LLC

May 20, 2010

This Certificate of Amendment to the Certificate of Formation of BG LAKE ROAD HOLDINGS LP, LLC (the "Company") is being executed by the undersigned for the purpose of amending the Certificate of Formation of the Company under the Delaware Limited Liability Company Act, Del. Code, Title 6, Section 18-101 et seq., as amended from time to time.

1. Name. The name of the Company is "BG Lake Road Holdings LP, LLC".

2. Amendment to Section 1. The Certificate of Formation of the Company is hereby amended by striking the whole of Section 1 as it now exists and inserting in lieu thereof a new Section 1, reading as follows:

> "FIRST. The name of the limited liability company formed hereby is Lake Road Holdings LP, LLC."

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first written above.

BG LAKE ROAD HOLDINGS LP, LLC

By: EquiPower Resources Corp.
Its: Sole Member

By: /s/ Curtis Morgan
Name: Curtis Morgan
Title: President and Chief Executive Officer